SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated February 8, 2010

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 8, 2010, Zale Delaware, Inc. (“Zale Delaware”), a wholly-owned subsidiary of Zale Corporation (the “Company”), entered into a Separation and Release Agreement with William Acevedo, the former Chief Stores Officer of the Company.  As provided in the agreement, (1) Mr. Acevedo will receive severance pay of $337,500, payable in one lump sum installment not later than eight days after the date of the agreement, and (2) for a period of nine months following the end of his employment with the Company, he will be eligible to continue medical insurance coverage at rates then applicable to employees for such coverage.  In addition, under the terms of the agreement, Mr. Acevedo has agreed to certain non-competition and non-solicitation provisions for a period of nine months following the end his employment with the Company.

On February 11, 2010, Zale Delaware entered into a Separation and Release Agreement with Neal Goldberg, the former Chief Executive Officer of the Company.  As provided in the agreement, (1) Mr. Goldberg will receive severance pay of $500,000, payable in one lump sum installment not later than eight days after the date of the agreement, plus $100,000, payable in one lump sum to be paid on the first business day following July 31, 2010, (2) all vested stock options granted to Mr. Goldberg will remain exercisable for a period of 90 days following the end of his employment with the Company, and (3) for a period of one year following the end of his employment, he will be eligible to continue medical insurance coverage at rates then applicable to employees for such coverage; provided that the Company’s obligation to continue medical coverage at rates then applicable to employees for such coverage will terminate if Mr. Goldberg is eligible to receive coverage under the health plan of another employer.  In addition, under the terms of the Agreement, Mr. Goldberg has agreed to certain non-solicitation provisions for a period of two years following the end his employment with the Company.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Separation and Release Agreement with William Acevedo.

10.2	Separation and Release Agreement with Neal Goldberg.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION
Registrant

Date:	February 12, 2010	By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer